Exhibit 10.1

AKOYA BIOSCIENCES, INC.

Executive SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

(Effective March 23, 2022)

This document sets forth all applicable terms of the Akoya Biosciences, Inc. Executive Severance Plan (this “Plan”) of Akoya Biosciences, Inc., a Delaware corporation (the “Company”), for its benefit and the benefit of its affiliates (including any direct or indirect subsidiary company), effective as of the date set forth above and until further amended or terminated by the Company’s Board of Directors or a properly authorized committee thereof (collectively, the “Board”) in accordance with Section 13(a). Certain capitalized terms used in this Plan are defined in Section 10. As applicable under the circumstances, the term “Company” refers to the Akoya Biosciences, Inc. subsidiary that employs a Participant. This Plan document also serves as the summary plan description for the Plan.

1. Applicability. This Plan shall be applicable to any employee of the Company or any direct or indirect subsidiary of the Company who is designated as a Participant by the Administrator and is listed on Exhibit A hereto (each, a “Participant”), which may be updated by the Administrator from time to time.

2. At-Will Employment. Each Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan or required by applicable law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

3. Severance Benefits. If a Participant experiences an Involuntary Termination, subject to the Participant’s (A) continued employment through the employment termination date identified in a termination notice provided by the Company (unless this condition is waived by the Company), and (B) timely execution and delivery (and non-revocation) of the Release (as defined in Section 8), then the Participant shall be entitled to the following cash severance benefits, which shall be payable by the Company in a lump sum on the date determined pursuant to Section 8:

a.	If the Involuntary Termination does not occur during the Protection Period:

i.	An amount equal to nine (9) months (or, in the case of the Chief Executive Officer, twelve (12) months) of the Participant’s annual base salary as in effect immediately prior to the event(s) constituting the Involuntary Termination (for clarity, disregarding any reduction in annual base salary that is the grounds for a Good Reason resignation); plus

ii.	An amount equal to the Participant’s estimated cost of continuing the health care coverage (including, without limitation, medical, dental and vision coverage) for the Participant and the Participant’s dependents who are covered immediately prior to the event(s) constituting the Involuntary Termination under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for nine (9) months (or in the case of the Chief Executive Officer, twelve (12) months).

b.	If the Involuntary Termination occurs during the Protection Period:

i.	An amount equal to twelve (12) months (or in the case of the Chief Executive Officer, eighteen (18) months) the Participant’s annual base salary immediately prior to the event(s) constituting the Involuntary Termination (for clarity, disregarding any reduction in annual base salary that is the grounds for a Good Reason resignation); plus

ii.	An amount equal to the Participant’s annual target bonus immediately prior to the event(s) constituting the Involuntary Termination (for clarity, disregarding any change to such Participant’s annual target bonus that is the grounds for a Good Reason resignation); plus

iii.	An amount equal to the Participant’s estimated cost of continuing the health care coverage (including, without limitation, medical, dental and vision coverage) for the Participant and the Participant’s dependents who are covered immediately prior to the event(s) constituting the Involuntary Termination under COBRA, for twelve (12) months (or in the case of the Chief Executive Officer, eighteen (18) months.

Notwithstanding the foregoing, the severance benefits are subject to reduction, if applicable, in accordance with the terms and provisions of Exhibit B, which are incorporated herein as if fully set forth herein.

4. Equity Acceleration Benefits. In addition to the severance benefits described in Section 3, if a Participant’s employment with the Company terminates as a result of an Involuntary Termination during the Protection Period, and subject to the Participant’s (A) continued employment through the employment termination date identified in a termination notice provided by the Company (unless this condition is waived by the Company), and (B) timely execution and delivery (and non-revocation) of the Release (as defined in Section 8), then the then-unvested portion of any Company equity awards held by the Participant that are outstanding immediately prior to such termination and that vest solely based on the passage of time shall conditionally vest and become exercisable (as applicable) in full immediately prior to such termination; provided, that if the Participant terminates employment before the date identified in the termination notice provided by the Company (unless this condition is waived by the Company) or the Participant fails to timely execute or revokes the Release, all such conditionally vested awards shall be forfeited upon such failure or revocation.

Except to the extent (x) prohibited by law (including securities laws and the rules of self-regulatory organizations, including stock exchanges) or the 2021 Equity Incentive Plan (or any other plan to the extent applicable to an equity award) or (y) determined by the Administrator to be necessary to avoid materially adverse financial consequences to the Company, the provisions of this Section 4, automatically and without the need for further action by the Administrator, the Company or any Participant, hereby amend each equity award granted by the Company to a Participant (and related documentation), whether such award was granted prior to or after the effectiveness of this Plan; provided, however, that nothing in the foregoing shall preclude the Company and/or a Participant from entering into one or more documents to amend any such equity award and related documentation.

5. Other Terminations. If the Participant experiences a termination of employment for any reason other than as a result of an Involuntary Termination, then the Participant shall not be entitled to the severance benefits under Sections 3 or 4 of this Plan.

6. Accrued Wages and PTO; Expenses. In addition to the benefits under Sections 3 and 4 of this Plan, with regard to a Participant whose employment terminates as a result of an Involuntary Termination: (i) the Company shall pay the Participant any unpaid base salary due for periods prior to and including the Termination Date; (ii) if applicable, the Company shall pay the Participant all of the Participant’s accrued and unused paid time-off through the Termination Date; and (iii) following submission of proper expense reports by the Participant, the Company shall reimburse the Participant for all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law including, but not limited to, Section 409A of the Code.

7. Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, license, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (including, if warranted under the circumstances, a subsidiary or parent of such successor) shall assume the Company’s obligations under this Plan and agree expressly to perform the Company’s obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor (or, if warranted, a subsidiary or parent of such successor) to the Company’s business and/or assets which is required to assume the Company’s obligations as described in this Section 7 or which becomes bound by the terms of this Plan by operation of law.

8. Execution of Release. As a condition of receiving the benefits under Sections 3 and 4 of this Plan, the Participant shall execute and not revoke a general release of claims, in the form provided by the Company at the time of an Involuntary Termination (the “Release”), such that the Release becomes effective no later than 60 days following the Termination Date (the “Release Effective Date”). The severance benefits under Section 3 shall be paid on the first regularly scheduled payroll date that immediately follows the Release Effective Date; provided, however, that, in the event the Participant’s Involuntary Termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Involuntary Termination occurs, the severance benefits under Section 3 shall be paid on the first payroll date following the Release Deadline.

9. Delivery of Documents and Notices.

a. General. This Plan document and summary plan description and any document relating to participation in the Plan may be delivered to Participants electronically. Any notice required or permitted hereunder must be given in writing and will be deemed effectively given upon personal delivery, electronic delivery at the e-mail address provided by the Company for a Participant, or at such other address as such party may designate in writing from time to time to the other party. In the case of the Participant, notices transmitted by electronic delivery shall be addressed to him or her at the e-mail address that he or she most recently communicated to the Company (or an affiliate of the Company) in writing.

b. Notice of Termination. Any termination of employment by the Company with or without Cause or by the Participant for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 9 and Section 10(g) below. Any such notice provided by the Company under circumstances constituting a for-Cause termination, or by the Participant under circumstances constituting Good Reason, shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date, subject to the notice requirement set forth in Section 10(g). The failure by either party to include in the notice any fact or circumstance which contributes to a showing of a for-Cause termination or an Involuntary Termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

c. Consent to Electronic Delivery. Each Participant acknowledges that the Participant has read the Plan, including Section 9.a. above, and consents to the electronic delivery of this Plan document and summary plan description, any document or notice relating to participation in the Plan, as determined by the Administrator in its discretion. Each Participant acknowledges that the Participant may receive from the Administrator a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Administrator by telephone or in writing. Each Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. A Participant may revoke his or her consent to the electronic delivery of documents described in this Section 9 or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Administrator of such revoked consent or revised e-mail address by telephone, postal service, or electronic mail. Finally, each Participant understands that he or she is not required to consent to electronic delivery of documents described in this Section 9.

10. Definition of Terms. The following terms referred to in this Plan shall have the following meanings:

a. 2021 Equity Incentive Plan. “2021 Equity Incentive Plan” shall mean the Company’s 2021 Equity Incentive Plan, as such may be amended and/or restated from time to time.

b. Administrator. “Administrator” means the Board.

c. Cause. “Cause” has the meaning ascribed to such term in the 2021 Equity Incentive Plan.

d. Change in Control. “Change in Control” has the meaning ascribed to such term in the 2021 Equity Incentive Plan.

e. Code. “Code” means the Internal Revenue Code of 1986, as amended.

f. ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

g. Good Reason. “Good Reason” means a greater than 20% reduction in any of the Participant's base salary, target short-term cash incentive opportunity or value of regular annual long-term target incentive opportunity, the latter as determined by a third-party compensation consulting or accounting firm chosen by the Company and using generally accepted methodologies which may include annualizing prior year long-term incentive grants over more than one year and ignoring prior special retention or sign-on grants, other than a broad-based compensation reduction imposed across-the-board on executives at the vice president or higher level within the Company, and means, after a Change in Control, any one or more of the following actions or omissions occurring during the Protection Period without the Participant's consent:

(i)       a material reduction in the Participant's base salary or short-term/annual target cash incentive opportunity;

(ii)       any material diminution in the Participant's authority, duties or responsibilities, but excluding a mere change in reporting relationship or title; or

(iv)       any material breach of this Plan by the Company;

provided that, in order for there to be a termination for Good Reason, the Participant must notify the Company of the event constituting such Good Reason within 90 days of the occurrence of such event, by a notice of termination. The Company must have failed to cure the event constituting Good Reason within 30 days following receipt of the notice of termination and the Participant must terminate employment within five days after the lapse of the cure period if no cure is effected. A delay in the delivery of such notice of termination or in the termination of employment after the lapse of the cure period shall waive the right of the Participant under this Plan to terminate employment for Good Reason. For the avoidance of doubt, no material diminution of authority, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary of another corporation if the Participant's authority, duties and responsibilities to the Company remain materially undiminished.

h. Involuntary Termination. “Involuntary Termination” means the termination of the employment of a Participant either by the Company without Cause (other than due to the Participant’s death or disability) or by the Participant for Good Reason.

i. Protection Period. “Protection Period” means the period beginning three months prior to a Change in Control and ending on the twelve month anniversary of a Change in Control.

j. Termination Date. “Termination Date” means the effective date of the Participant’s Involuntary Termination.

11. Administration of the Plan. The Plan shall be administered by the Administrator, whose actions and determinations in such capacity shall be final, conclusive and binding upon all persons. The Administrator may employ attorneys, consultants, accountants, agents and other individuals to assist in administration of the Plan, and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. The Administrator shall have full authority to interpret the terms and the intent of the Plan and to adopt such rules, regulations, forms, and guidelines for administering the Plan as the Administrator may deem necessary or proper. The Administrator may delegate administrative authority of the Plan (other than the selection of Participants), in whole or in part, to one or more officers or employees of the Company, provided that no such delegees shall have the authority to interpret or administer the terms of the Plan pertaining to Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended from time to time.

12. Claims. If a Participant believes that any benefit under the Plan to which he or she is entitled has not been provided in accordance with the terms of the Plan, the Participant or his or her authorized representative may submit a claim to the Administrator within 60 days after the Participant’s Involuntary Termination in writing in accordance with Section 9.a. above, along with any information or documentation needed to process the claim. Exhaustion of the claim and review procedures of this Section is a prerequisite to the filing of any suit, action or proceeding in any court of law, to the fullest extent permitted under ERISA or other applicable law.

a. Initial Claim. The Administrator will respond to an initial claim request by written notice within 90 days after it receives the request and any such information and documentation. If the Administrator denies the claim, in whole or in part, it will give written notice of the decision to the claimant (which term includes the claimant’s authorized representative) that sets forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for the denial, (ii) a specific reference to the pertinent Plan provision(s) on which the denial is based, (iii) any additional information or documentation the claimant may need to perfect the claim, along with an explanation of why the additional information or documentation is needed, and (iv) the procedure and timeframe for further review of the claim, including a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination upon review.

b. Request for Review of Claim Denial. The claimant shall have the right to make a request in writing to the Administrator to review any initial claim denial within 60 days after receiving the notice of the denial. The claimant has the right, upon written request, to review or receive copies, free of charge, any documents, records or other information relevant to the claimant’s denied claim, and may submit written comments, documents, records and other information in connection with the request for review (even if not submitted with the initial claim). The Administrator will respond to the request for review by written notice within 60 days after receiving the request. If the Administrator continues to deny the claim, in whole or in part, the notice will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for the denial, (ii) a specific reference to the pertinent Plan provision(s) on which the decision is based, (iii) a statement that the claimant has the right, upon written request, to review or receive copies, free of charge, any documents, records or other information relevant to the claimant’s denied claim, and (iv) a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA.

c. ERISA Compliance. The claims procedures of this Section shall be construed and interpreted in a manner consistent with the applicable provisions of section 503 of ERISA.

d. Limitation on Civil Action. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

i.	No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety.

ii.	No suit, claim or action to seek benefits under the Plan shall be permitted that is initiated more than 12 months following the date a Participant would first be entitled to a payment or benefit under the terms of the Plan (disregarding any period during which the Plan’s internal claim procedures described in Sections 12.a. and 12.b. are pending).

iii.	In any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

13. Miscellaneous Provisions.

a. Amendment or Termination. The Company by duly adopted resolution of the Committee shall have the sole right to alter, amend or terminate this Plan in whole or in part at any time and to terminate the participation of any Employee; provided, however, that:

i.	any such adverse amendment or termination shall be effective only as to those Participants, if any, who have consented to such amendment or termination or who have received from the Company at least 12 months’ prior written notice (“Amendment Notice” or “Expiration Notice,” respectively) of such adverse amendment or termination that sets forth the date of termination or amendment (“Amendment Date” or “Expiration Date”), and

ii.	no such Amendment Notice or Expiration Notice shall be effective as to any Participant if a Change in Control occurs before the Amendment or Expiration Date specified in the Amendment Notice or Expiration Notice. Any purported Plan termination or amendment in violation of this Section 13(a) shall be void and of no effect.

b. Effect of Statutory Benefits. To the extent that any benefits are required to be paid to the Participant upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Sections 3 and 4 shall be reduced by such amount.

c. No Duty to Mitigate. A Participant shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

d. Waiver. No provision of this Plan may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by the affected Participant and by an authorized officer of the Company (other than the Participant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

e. Integration. This Plan supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the benefits contemplated by this Plan (including without limitation any severance benefits or payments included in a Participant’s offer letter, employment agreement or other severance arrangement); provided, however, that, for clarification purposes, this Plan shall not affect any agreement(s) between the Company and a Participant regarding intellectual property matters, non-solicitation restrictions or confidential information of the Company.

f. Choice of Law. To the extent not preempted by ERISA or any other federal law, the validity, interpretation, construction and performance of this Plan shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Delaware.

g. Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

h. Withholding and Employment Taxes. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any severance benefits or payments payable under this Plan.

i. Section 409A of the Code.

i. This Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Plan in a manner that does not result in the imposition on a Participant of any additional tax, penalty, or interest under Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, to the extent that the Board determines that any payments or benefits under this Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Board may in its sole discretion adopt such amendments to this Plan or take such other actions that the Board determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 11(i) shall not create any obligation on the part of the Board to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

ii. Notwithstanding anything in this Plan to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt nonqualified deferred compensation for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable hereunder by reason of a Participant’s termination of employment, then, to the extent required by Section 409A of the Code, all references to the Participant’s termination of employment shall be construed to mean a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), and such amounts shall only be paid upon or by reference to the Participant’s Separation from Service.

iii. Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Participant under this Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) to the extent that the Board reasonably determines that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six (6)-month period without interest thereon.

j. Unfunded Plan. The Plan shall be unfunded. The adoption of the Plan shall not be deemed to create a trust or other funded arrangement. Any rights to severance payments under the Plan shall be those of a general unsecured creditor of the Company.

k. Rights under ERISA; Plan Information. Participants in the Plan are entitled to certain rights and protections under ERISA set forth in Exhibit C attached to this Plan and Summary Plan Description. Additional information regarding the Plan:

•	Plan Sponsor: Akoya Biosciences, Inc.

•	Plan Sponsor’s Employer Identification Number (EIN): 47-5586242

•	Plan Sponsor Address:

1080 O’Brien Drive

Menlo Park, CA 94025-1409

•	Plan Name: Akoya Biosciences, Inc. Executive Severance Plan

•	Plan Number: 502

•	Plan Type: Unfunded employee welfare benefit plan providing severance benefits

•	Plan Year: Calendar year

•	Administrator Contact:

Compensation Committee of the Board of Directors of Akoya Biosciences, Inc.

1080 O’Brien Drive

Menlo Park, CA 94025-1409

(855) 896-8401

•	Service of Process: Legal process regarding the plan may be served on the Company’s Chief People Officer, 1080 O’Brien Drive, Menlo Park, CA 94025-1409

Exhibit A

PARTICIPANTS

As of the effective date, the Participants consist of the Company’s Section 16 officers as determined by the Board of Directors.

Exhibit B

LIMITATION ON PAYMENTS

(a)Notwithstanding any other provision of this Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of a Participant’s employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall be made only if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) In the event that a reduction of Total Payments is being made in accordance with this Exhibit B, the reduction will occur, with respect to the Total Payments considered parachute payments within the meaning of Section 280G of the Code, in the order provided by the below clauses (A) through (B) and with the objective of maximizing the after-tax value of the Total Payments that are retained by the Participant. The “Value” (measured as of the Change in Control) (or portion thereof) that is (i) a cash payment is its after-tax present value and (ii) an equity award is the after-tax present value of the difference between the aggregate fair market value of the shares (or other equity interests) underlying such equity award minus the equity award's aggregate exercise or purchase price (if any). The “280G Value” of a cash payment or of an equity award is its parachute payment present value as determined under Section 280G of the Code. With respect to any cash payment or equity award, the difference between its Value minus its 280G Value is the “Difference”.

(A) reduction of cash payments and equity awards in order based on the relative magnitude of their Differences (that is, cash payments and equity awards with a higher negative Differences shall be reduced first, followed by those cash payments and equity awards with lower positive Differences such that those cash payments and equity awards with the highest positive Differences shall be reduced (if at all) last); and

(B) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

If two or more separate Total Payments amounts have the exact same Difference, then (x) equity awards shall be reduced before cash payments with the same Difference and (y) Total Payments of the same type that have a later in time award date shall be reduced first before other Total Payments with the same Difference. The foregoing reduction process shall be effected in a manner that does not violate Section 409A of the Code.

(c) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Exhibit C

ERISA RIGHTS AND PLAN SPONSOR INFORMATION

ERISA provides that all Participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including (if applicable) insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including (if applicable) insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.